Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@whirlpool.com

WHIRLPOOL CORPORATION REPORTS

THIRD-QUARTER 2009 RESULTS

Productivity and cost reductions drive operating profit improvement and strong cash flow generation

BENTON HARBOR, Mich., October 23, 2009 — Whirlpool Corporation (NYSE: WHR) announced today third-quarter 2009 earnings of $1.15 per diluted share compared to $2.15 per diluted share reported in the prior year. The company reported net sales of $4.5 billion, a decrease of 8 percent from the year-ago period. Excluding the impact of foreign exchange translation, the company’s third-quarter sales declined approximately 3 percent.

Third-quarter operating profit increased 8 percent compared to the prior year and was favorably impacted by cost reduction and productivity initiatives. These favorable items were partially offset by lower global sales and production volumes, unfavorable foreign currency impact and lower monetization of certain tax credits. Third-quarter results included a previously announced expense of $43 million, or $0.50 per share net of tax, related to an affiliate settlement agreement with the Brazilian competition commission.

“Our strong operating performance improvement in the quarter highlights our successful cost reduction efforts, the strength of our global operating platform, our commitment to product innovation and strong consumer brands,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “These factors, combined with our continued emphasis on marketplace execution, will remain key focal points as we manage through this challenging macroeconomic environment.”

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America

Third-quarter sales of $2.5 billion declined 9 percent from the prior year. Excluding the effects of currency, sales declined approximately 7 percent from the prior year. U.S. industry unit shipments of major appliances (T7)* declined 6 percent during the third quarter.

The North America region reported operating profit of $140 million compared to $74 million in the previous year. The improvement was primarily the result of cost reduction and productivity initiatives. These factors were partially offset by lower unit production volume, unfavorable foreign currency fluctuations and lower product price/mix.

Based on the current economic outlook, the company expects full-year 2009 U.S. industry unit shipments to decline approximately 10 percent compared with its prior expectation of a decline between 10 percent and 12 percent.

Whirlpool Europe

Whirlpool Europe reported third-quarter sales of $899 million, a 17 percent decrease from the prior year. Excluding the effects of currency, sales declined approximately 11 percent. Overall industry unit demand during the quarter declined approximately 10 percent from the prior year.

The region reported an operating profit of $14 million during the third quarter compared with $52 million reported in the previous year. Results were negatively impacted by substantially lower volumes and the non-recurrence of an asset sale and insurance settlement recorded in the previous year. These factors were partially offset by cost reduction and productivity initiatives.

The company continues to expect full-year 2009 industry unit shipments to decline approximately 13 percent from 2008 levels.

Whirlpool Latin America

Third-quarter net sales totaled $992 million compared to $989 million in the prior year. Excluding currency translation, sales increased approximately 12 percent. The sales increase was driven by a strong increase in Brazilian appliance demand. During the quarter, the company’s Brazilian appliance sales increased 40 percent in local currency and the company continued to strengthen its leadership position in the marketplace.

Operating profit totaled $93 million in the third quarter compared with $116 million in the prior year. The lower profitability is primarily related to significantly lower monetization levels of certain tax credits and unfavorable foreign currency fluctuations. These items were partially offset by cost reduction and productivity initiatives and an overall increase in unit shipments.

The company currently anticipates full-year 2009 Brazilian appliance shipments will increase more than 15 percent compared to the previous expectation of more than 10 percent.

Whirlpool Asia

Whirlpool Asia reported third-quarter sales of $162 million, increasing 18 percent from the prior year. Excluding the impact of currency, sales increased 26 percent. Operating profit during the quarter totaled $8 million, an increase of $8 million from the prior year. The year-over-year increase in operating profit resulted from higher unit volume, higher productivity and cost reductions and a $3 million asset sale gain. These favorable items were partially offset by unfavorable product price/mix.

The company anticipates full-year 2009 industry unit shipments in Asia to be up 10 percent compared to the previous expectation of unit shipments of flat-to-up 5 percent from 2008 levels.

Outlook

For the full-year 2009, Whirlpool Corporation expects earnings per diluted share to be approximately $4.25 compared with the prior expectation of $3.50 to $4.00 per diluted share. For the full year, the company expects to generate free cash flow** of approximately $500 million to $600 million compared with the prior expectation of $300 million to $400 million.

The company’s earnings and free cash flow projections are based upon current economic forecasts and business plans.

“Our improved outlook reflects our success in restructuring our business to aggressively align our capacity and resources to lower demand levels,” said Fettig. “While we continue to see uncertain and volatile demand levels in many markets, we are well-positioned to deliver higher 2009 earnings and free cash flow compared with our previous expectations.”

* T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

** A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operations appears below under the heading “Cash Flow Reconciliation.”

•	Whirlpool North America Region launched:

•	The Whirlpool Gold free-standing, double oven range. The upper oven uses 50 percent less energy and pre-heats in half the time, compared to a conventional full-sized oven.

•

The Maytag brand Performance Series front-load washing machine with Fresh Hold option and Dynamic Venting Technology. The high-efficiency, ENERGY STAR® qualified washing machine incorporates Dynamic Venting Technology, an industry-first available on certain models, and a fan to circulate air to help prevent odor.

•

The Maytag brand Bravos high-efficiency top-load laundry pair featuring the largest capacity in the industry, faster spin speeds and Maytag commercial technology. The high-efficiency top-load laundry pair now has an even larger capacity of 5.0 cubic feet that can wash up to 18 pounds of laundry per load.

•

The Maytag brand ICE2O refrigerator with patented door seal to keep cold air in and warm air out to maintain a steady temperature while saving energy. The ICE2O also features a Beverage Chiller to keep liquids four degrees cooler than the rest of the refrigerator, a measured fill option with rotating faucet, Store-N-Door Ice Dispensing System and a color LCD touch screen with a power outage indicator.

•	A Maytag brand gas range with the industry’s largest oven capacity available and powerful 17,000 BTU burners, which boil water faster than a standard burner.

•	The Amana brand top-freezer refrigerator in a new midnight blue color.

•	Gladiator GarageWorks tool storage solutions for its classic and premier product lines. Components are sold separately, but are designed to work together.

•	The premier three-piece stacked tool chest consisting of a seven-drawer roll-away, three-drawer intermediate chest and six-drawer tool chest.

•	A classic three-piece stacked tool chest consisting of a five-drawer roll-away, three-drawer intermediate chest and nine-drawer tool chest.

•	The premier 41” wide tool chest consisting of a 10-drawer tool chest and 12-drawer roll-away.

•	A premier 52” wide tool chest consisting of a 10-drawer tool chest and 10-drawer roll-away.

•	Whirlpool Europe Region launched:

•

The Whirlpool brand iXelium stainless steel cooktop, the first cooktop that never loses its shine. With the exclusive application of nanotechnology to steel, the iXelium steel cooktop is quick and easy to clean: its surface prevents food residue from becoming attached. The cooktop is unaffected by chemical agents or mechanical actions, and it never becomes stained or scratched.

•

The Whirlpool brand Green Generation washing machine. The washing machine features Whirlpool exclusive 6TH SENSE technology, a SuperEco cycle that reduces energy consumption by up to 40 percent on a full load, and a Detergent Optimization System (DOS) capable of reducing detergent use by up to 20 percent for every wash. In addition, the hot fill connection, that uses water heated by solar panels or other alternative sources, can reduce energy consumption by up to 60 percent.

•

The Whirlpool brand no-frost Fresh Control refrigerator designed to naturally keep food fresh for up to twice as long. Its active sensors detect changes in temperature and humidity, and the refrigerator adapts to these changes to maintain the optimal environment for preserving food.

•	The Bauknecht brand EcoStyle dishwasher featuring sensors that detect the soil level of the dishes to reduce water consumption by up to 50 percent and cycle times by up to 60 percent.

•

The KitchenAid brand induction cooktop featuring a griddle function and griddle accessory. When the griddle is placed on the cooktop and the griddle function is selected the cooktop automatically adjusts the power level to maintain the correct temperature.

•	Whirlpool Latin America Region launched:

•	The Brastemp brand Ative! dishwasher featuring an LCD display and seven wash cycles. The dishwasher uses eight times less water than hand washing.

•

The Brastemp brand Gourmand line of kitchen appliances, offering consumers the ability to create an aesthetically unified kitchen, with state-of-the-art innovation and modern, robust design. Some items in the new Gourmand line include two-door refrigerators, dishwashers, microwaves, cooktops, a wine cellar and five-burner ranges – including one with a steamer in the stove. The line also offers kitchen accessories, such as pots and utensils.

•	The Consul brand window air conditioner with humidifier to the Brazilian market. The Consul Bem-Estar unit can be used to provide both cool air and increased humidity for drier climates.

•

The Consul brand’s first five-burner range. The Consul Facilite range features a pre-heating sensor, a Super Flame function to aid in the preparation of long-standing foods, tall feet for easier cleaning under the unit, an iron handle and double grills.

•	Whirlpool Asia Region launched:

•

The SuperWash washing machine series featuring India’s only semi-automatic washing machine with built-in heater. Other washing machine features in the series include large load capacities and a patented wash system agitator.

THIRD-QUARTER 2009 AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation was named to the 2009/2010 Dow Jones Sustainability Index (DJSI), an international stock portfolio that evaluates corporate performance using economic, environmental and social criteria. This is the fifth year in a row that Whirlpool has been named to a Dow Jones Sustainability Index.

•	Whirlpool Corporation was named to the Newsweek Green Rankings, a list of the 500 greenest big companies in America. Whirlpool ranked 78th on the list.

•	Whirlpool Corporation became a member of The Demand Response and Smart Grid Coalition (DRSG) and announced its commitment to make 1 million smart-grid ready dryers by the end of 2011.

•	Whirlpool Corporation teamed up with Habitat for Humanity® to help build eight homes in five days in Atlanta as part of the fourth annual Whirlpool Building Blocks program.

•

Whirlpool Corporation was named to the Human Rights Campaign’s Corporate Equality Index 2010, receiving a top rating of 100 percent. The index recognizes businesses that work with and provide for lesbian, gay, bisexual and transgender workers and consumers. This marks the sixth consecutive year on the index.

•	Whirlpool Latin America was named the Best Company to work for in Brazil for the 13th consecutive year by Guia Você S.A/Exame.

•	Whirlpool Latin America was named one of the 25 most innovative companies in Brazil, according to a survey led by Época Negócios magazine.

•	The Jenn-Air brand ductless downdraft cooktop was named one of the 100 Best New Products by Professional Builder for 2009, for innovation and new technology.

•	The July issue of Building Products named the Whirlpool brand SteamClean range a 2009 Most Valuable Product.

•	The Maytag Bravos high-efficiency top-load washing machine was named the No. 1 top-load washer by a leading consumer magazine.

•	Three Amana brand refrigerators received Best Buy recognition by a leading consumer magazine.

•	The Whirlpool brand was recognized with a 2009 Good Green Design Award from the Chicago Athenaeum for its Duet fabric care system.

•	In China, the Whirlpool brand three-door refrigerator won an iF design award. This marks Whirlpool Corporation’s third iF Design Award this year.

•

The Institut Français du Design in Paris awarded the Whirlpool brand PURE water filtration product with the prestigious Janus de l’Industrie Award. This water filtration product, designed in Europe, meets growing consumer demand for products that help achieve a more eco-friendly lifestyle.

•	In Europe, the Whirlpool brand Max 28 grill microwave oven picked up a Best Buy award in the August 2009 issue of U.K. consumer magazine Which?.

•	In Europe, the Whirlpool brand combi microwave oven was named Best Buy and Best in Test in the September 2009 issue of French consumer magazine Que Choisir.

•

Whirlpool India received the Frost & Sullivan 2009 Business Development Strategy Leadership Award in the Indian Residential Point-of-Use Water Treatment Systems Market. The award is presented annually to a company that is able to anticipate consumer needs and develop products and/or services that meet consumer demands, successfully introduce products or services to the industry and identify new market segments to expand the existing consumer base.

Cash Flow Reconciliation

The table below reconciles actual 2009 and 2008 and projected 2009 cash provided by operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by operations after capital expenditures and proceeds from the sale of assets/businesses.

	Nine Months Ended September 30		2009 Outlook
(millions of dollars)	2009	2008

Cash provided by (used in) operations	$652	$(6)	$900	-	$1,025

Capital expenditures	(348)	(378)	(475)	-	(525)

Proceeds from sale of assets	69	35	75	-	100

Free cash flow	$373	$(349)	$500	-	$600

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2008, 70,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 11% of Whirlpool’s 2008 consolidated net sales of $18.9 billion) and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) litigation including product liability and product defect claims; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (8)

fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (10) health care cost trends and regulatory changes that could increase future funding obligations for pension and other postretirement benefit plans; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (13) the effects of governmental investigations or related actions by third parties; (14) the impact of labor relations; (15) our ability to attract, develop and retain executives and other qualified employees; (16) the cost of compliance with environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIOD ENDED SEPTEMBER 30

(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2009	2008	2009	2008
Net sales	$4,497	$4,902	$12,235	$14,592
Expenses
Cost of products sold	3,877	4,217	10,537	12,541
Selling, general and administrative (exclusive of intangible amortization)	400	477	1,117	1,419
Intangible amortization	7	7	21	21
Restructuring costs	24	24	71	72

Operating profit	189	177	489	539

Other income (expense)
Interest and sundry income (expense)	(51)	(3)	(110)	(34)
Interest expense	(58)	(52)	(178)	(150)

Earnings before income taxes and other items	80	122	201	355
Income tax benefit	(13)	(46)	(51)	(41)

Net earnings	93	168	252	396
Less: Net earnings available to noncontrolling interests	(6)	(5)	(19)	(22)

Net earnings available to Whirlpool common stockholders	$87	$163	$233	$374

Per share of common stock
Basic net earnings available to Whirlpool common stockholders	$1.17	$2.18	$3.13	$4.96

Diluted net earnings available to Whirlpool common stockholders	$1.15	$2.15	$3.10	$4.89

Dividends	$0.43	$0.43	$1.29	$1.29

Weighted-average shares outstanding (in millions)
Basic	74.7	74.6	74.4	75.4
Diluted	75.7	75.5	75.2	76.4

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars, except share data)

	(Unaudited) September 30, 2009	December 31, 2008
Assets
Current assets
Cash and equivalents	$725	$146
Accounts receivable, net of allowance for uncollectible accounts of $74 and $66 at September 30, 2009 and December 31, 2008, respectively	2,742	2,103
Inventories	2,418	2,591
Deferred income taxes	388	580
Other current assets	649	624

Total current assets	6,922	6,044

Other assets
Goodwill, net	1,728	1,728
Other intangibles, net of accumulated amortization of $123 and $96 at September 30, 2009 and December 31, 2008, respectively	1,802	1,821
Other assets	1,339	954

Total other assets	4,869	4,503

Property, plant and equipment
Land	74	74
Buildings	1,221	1,186
Machinery and equipment	8,107	7,549
Accumulated depreciation	(6,336)	(5,824)

Total property, plant and equipment	3,066	2,985

Total assets	$14,857	$13,532

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,067	$2,805
Accrued expenses	686	530
Accrued advertising and promotions	476	440
Employee compensation	463	306
Notes payable	45	393
Current maturities of long-term debt	371	202
Other current liabilities	649	887

Total current liabilities	5,757	5,563

Noncurrent liabilities
Long-term debt	2,503	2,002
Pension benefits	1,495	1,505
Postretirement benefits	774	822
Other liabilities	636	567

Total noncurrent liabilities	5,408	4,896

Commitments and contingencies
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 104 million shares issued at September 30, 2009 and December 31, 2008, respectively, 74 million and 73 million shares outstanding at September 30, 2009 and December 31, 2008, respectively	104	104
Additional paid-in capital	2,040	2,033
Retained earnings	4,130	3,993
Accumulated other comprehensive income (loss)	(845)	(1,259)
Treasury stock, 30 million shares and 31 million shares at September 30, 2009 and December 31, 2008, respectively	(1,839)	(1,865)

Total Whirlpool stockholders’ equity	3,590	3,006

Noncontrolling interests	102	67

Total equity	3,692	3,073

Total liabilities and stockholders’ equity	$14,857	$13,532

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30

(Millions of dollars)

	2009	2008
Operating activities
Net earnings	$252	$396
Adjustments to reconcile earnings to cash provided by (used in) operating activities:
Depreciation and amortization	388	467
Curtailment gain	(92)	—
Decrease in LIFO inventory reserve	(23)	—
Gain on disposition of assets	(10)	(16)
Changes in assets and liabilities:
Accounts receivable	(524)	(67)
Inventories	332	(459)
Accounts payable	94	68
Restructuring charges, net of cash paid	(40)	—
Taxes deferred and payable, net	(92)	(116)
Accrued pension	(16)	(96)
Employee compensation	165	1
Other	218	(184)

Cash provided by (used in) operating activities	652	(6)

Investing activities
Capital expenditures	(348)	(378)
Proceeds from sale of assets	69	35
Other	(15)	—

Cash used in investing activities	(294)	(343)

Financing activities
Proceeds from borrowings of long-term debt	863	502
Net (repayments)/proceeds from short-term borrowings	(340)	561
Repayments of long-term debt	(206)	(131)
Dividends paid	(96)	(98)
Purchase of treasury stock	—	(247)
Common stock issued	—	21
Other	(37)	(1)

Cash provided by financing activities	184	607

Effect of exchange rate changes on cash and equivalents	37	(34)

Increase in cash and equivalents	579	224
Cash and equivalents at beginning of period	146	201

Cash and equivalents at end of period	$725	$425